Exhibit 99.2
Explanatory Note
"Item 1A. Risk Factors" set forth in this Exhibit 99.2 has been recast from the "Item 1A. Risk Factors" included in Part I of the Company’s Annual Report on Form 10-K for the year ended October 28, 2018 as filed with the U.S. Securities and Exchange Commission on December 19, 2018 to reflect changes to NCI’s reportable business segments.
Item 1A. Risk Factors.
Risks related to our business
Our industry is cyclical and highly sensitive to macroeconomic conditions. Our industry is currently experiencing a prolonged downturn which, if sustained, will materially and adversely affect the outlook for our business, liquidity and results of operations.
The nonresidential construction industry is highly sensitive to national and regional macroeconomic conditions. The United States and global economies are currently undergoing a period of unprecedented volatility, which is having an adverse effect on our business.
Current market estimates continue to show uneven activity across the nonresidential construction markets. According to Dodge, low-rise nonresidential construction starts, as measured in square feet and comprising buildings of up to five stories, were down as much as approximately 7% in our fiscal 2018 as compared to our fiscal 2017. However, Dodge typically revises initial reported figures, and we expect this metric may be revised upwards over time. Leading indicators for low-rise, nonresidential construction activity indicate positive momentum into 2019.
The leading indicators that we follow and that typically have the most meaningful correlation to nonresidential low-rise construction starts are the AIA Architecture Mixed Use Index, Dodge Residential single family starts and the LEI. Historically, there has been a very high correlation to the Dodge low-rise nonresidential starts when the three leading indicators are combined and then seasonally adjusted. The combined forward projection of these metrics, based on a 9 to 14-month historical lag for each metric, indicates low single digit growth for new low-rise nonresidential construction starts in 2019, with the majority of that growth occurring in the second half of our fiscal year.
However, continued uncertainty about current economic conditions has had a negative effect on our business, and will continue to pose a risk to our business as our customers may postpone spending in response to tighter credit, negative financial news and/or declines in income or asset values, which could have a material negative effect on the demand for our products. Other factors that could influence demand include fuel and other energy costs, conditions in the nonresidential real estate markets, labor and healthcare costs, access to credit, tariffs, and other macroeconomic factors. From time to time, our industry has also been adversely affected in various parts of the country by declines in nonresidential construction starts, including but not limited to, high vacancy rates, changes in tax laws affecting the real estate industry, high interest rates and the unavailability of financing. Sales of our products may be adversely affected by continued weakness in demand for our products within particular customer groups, or a continued decline in the general construction industry or particular geographic regions. These and other economic factors could have a material adverse effect on demand for our products and on our financial condition and operating results.
We cannot predict the timing or severity of any future economic or industry downturns. A prolonged economic downturn, particularly in states where many of our sales are made, would have a material adverse effect on our results of operations and financial condition, including potential asset impairments.
The ongoing uncertainty and volatility in the financial markets and the state of the worldwide economic recovery may adversely affect our operating results.
The markets in which we compete are sensitive to general business and economic conditions in the United States and worldwide, including availability of credit, interest rates, fluctuations in capital, credit and mortgage markets and business and consumer confidence. Additionally, political issues in the United States resulting in discord, conflict or lack of compromise between the legislative and executive branches of the U.S. government may affect the national debt, debt ceiling limit, tax reform or federal government budget, which could in turn adversely affect our results of operations. Adverse developments in global financial markets and general business and economic conditions, including through recession, downturn or otherwise, could have a material adverse effect on our business, financial condition, results of operations and cash flows, including our ability and the ability of our customers and suppliers to access capital. There was a significant decline in economic growth, both in the United States and worldwide, that began in the second half of 2007 and continued through 2009. In addition, volatility and disruption in the capital markets during that period reached unprecedented levels, with stock markets falling dramatically and credit becoming very expensive or unavailable to many companies without regard to those companies’ underlying financial strength. Although there have been some indications of stabilization in the general economy and certain industries and markets in which we operate, there can be no guarantee that any improvement in these areas will continue or be sustained.

Changes in legislation, regulation and government policy may have a material effect on the Company’s business in the future.
While it is not possible to predict whether and when any such changes will occur, changes at the local, state or federal level could significantly impact the Company’s business. For example, the Company’s business activity levels are heavily influenced by the U.S. domestic economy and changes in administration policies may result in changes in tax rates and/or prevailing interest rates, which could either stimulate or contract activity levels in the domestic economy. More specifically, the Company has had a production facility in Mexico for approximately 20 years and purchases a material amount of manufactured products from this subsidiary. For example, in fiscal 2018, the Company imported approximately $75 million of metal building products from the Company’s Mexican subsidiary. Specific legislative and regulatory proposals discussed during and after the election that could have a material impact on us include, but are not limited to, certain modifications to international trade policy.  Any such changes, if unmitigated by changes in our supply chain, may make it more difficult and/or more expensive for us and, thus, could have a material adverse effect on the Company’s results of operations and limit our growth.
Our business may be impacted by external factors that we may not be able to control.
War, civil conflict, terrorism, natural disasters and public health issues including domestic or international pandemic have caused and could cause damage or disruption to domestic or international commerce by creating economic or political uncertainties. Additionally, any volatility in the financial markets could negatively impact our business. These events could result in a decrease in demand for our products, make it difficult or impossible to deliver orders to customers or receive materials from suppliers, affect the availability or pricing of energy sources or result in other severe consequences that may or may not be predictable. As a result, our business, financial condition and results of operations could be materially adversely affected.
We may have future capital needs and may not be able to obtain additional financing on acceptable terms.
Although we believe that our current cash position and the additional committed funding available under the Current ABL Credit Facility and the Current Cash Flow Revolver is sufficient for our current operations, any reductions in our available borrowing capacity, or our inability to renew or replace our debt facilities, when required or when business conditions warrant, could have a material adverse effect on our business, financial condition and results of operations. The economic conditions, credit market conditions and economic climate affecting our industry, as well as other factors, may constrain our financing abilities. Our ability to secure additional financing, if available, and to satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, the availability of credit generally, economic conditions and financial, business and other factors, many of which are beyond our control. The market conditions and the macroeconomic conditions that affect our industry could have a material adverse effect on our ability to secure financing on favorable terms, if at all.
We may be unable to secure additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under the indebtedness outstanding from time to time. Furthermore, if financing is not available when needed, or is available on unfavorable terms, we may be unable to take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution.
Our ability to access future financing also may be dependent on regulatory restrictions applicable to banks and other institutions subject to U.S. federal banking regulations, even if the market would otherwise be willing to provide such financing.
We have obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002. Fulfilling these obligations is expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations.
We completed our initial public offering in fiscal 1992. As a public company, we are subject to the reporting and corporate governance requirements, New York Stock Exchange (“NYSE”) listing standards and the Sarbanes-Oxley Act of 2002 that apply to issuers of listed equity, which imposes certain compliance costs and obligations upon us. Being a public company entails higher auditing, accounting and legal fees and expenses, investor relations expenses, directors’ fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses, than for a non-public company.
In addition, changes in regulatory requirements, such as the reporting requirements relating to conflict minerals originating in the Democratic Republic of Congo or adjoining countries included in the Dodd-Frank Act, or evolving interpretations of existing regulatory requirements, may result in increased compliance cost, capital expenditures and other financial obligations that could adversely affect our business or financial results.
We may recognize goodwill or other intangible asset impairment charges.
Future triggering events, such as declines in our cash flow projections, may cause impairments of our goodwill or intangible assets based on factors such as our stock price, projected cash flows, assumptions used, control premiums or other variables.

For example, we completed our annual impairment assessment of goodwill and indefinite lived intangibles in the fourth quarter of fiscal 2017 and recorded a $6.0 million impairment charge related to the goodwill associated with a reporting unit within the Metal Coil Coating business.
Our businesses are seasonal, and our results of operations during our first two fiscal quarters may be adversely affected by weather conditions.
The engineered building systems, metal components and metal coil coating businesses, and the construction industry in general, are seasonal in nature. Sales normally are lower in the first half of each fiscal year compared to the second half of the fiscal year because of unfavorable weather conditions for construction and typical business planning cycles affecting construction. This seasonality adversely affects our results of operations for the first two fiscal quarters. Prolonged severe weather conditions can delay construction projects and otherwise adversely affect our business.
Price volatility and supply constraints in the steel market could prevent us from meeting delivery schedules to our customers or reduce our profit margins.
Our business is heavily dependent on the price and supply of steel. The steel industry is highly cyclical in nature, and steel prices have been volatile in recent years and may remain volatile in the future. Steel prices are influenced by numerous factors beyond our control, including general economic conditions domestically and internationally, currency fluctuations, the availability of raw materials, competition, labor costs, freight and transportation costs, production costs, import duties and other trade restrictions. Given the level of steel industry consolidation, the anticipated additional domestic market capacity, generally low inventories in the industry and slow economic recovery, a sudden increase in demand could affect our ability to purchase steel and result in rapidly increasing steel prices.
We normally do not maintain an inventory of steel in excess of our current production requirements. However, from time to time, we may purchase steel in advance of announced steel price increases. In addition, it is our current practice to purchase all steel inventory that has been ordered but is not in our possession. If demand for our products declines, our inventory may increase. We can give you no assurance that steel will remain available, that prices will not continue to be volatile or that we will be able to purchase steel on favorable or commercially reasonable terms. While most of our sales contracts have escalation clauses that allow us, under certain circumstances, to pass along all or a portion of increases in the price of steel after the date of the contract but prior to delivery, we may, for competitive or other reasons, not be able to pass such price increases along. If the available supply of steel declines, we could experience price increases that we are not able to pass on to our customers, a deterioration of service from our suppliers or interruptions or delays that may cause us not to meet delivery schedules to our customers. Any of these problems could adversely affect our results of operations and financial condition. For more information about steel pricing trends in recent years, see “Item 1. Business — Raw Materials” and “Item 7A. Quantitative and Qualitative Disclosures about Market Risk — Steel Prices.”
We rely on third-party suppliers for materials in addition to steel, and if we fail to identify and develop relationships with a sufficient number of qualified suppliers, or if there is a significant interruption in our supply chains, our business and results of operations could be adversely affected.
In addition to steel, our operations require other raw materials from third-party suppliers. We generally have multiple sources of supply for our raw materials, however, in some cases, materials are provided by a single supplier. The loss of, or substantial decrease in the availability of, products from our suppliers, or the loss of a key supplier, could adversely impact our financial condition and results of operations. In addition, supply interruptions could arise from shortages of raw materials, labor disputes or weather conditions affecting products or shipments or other factors beyond our control. Short- and long-term disruptions in our supply chain would result in a need to maintain higher inventory levels as we replace similar product, a higher cost of product and ultimately a decrease in our revenues and profitability. To the extent our suppliers experience disruptions, there is a risk for delivery delays, production delays, production issues or delivery of non-conforming products by our suppliers. Even where these risks do not materialize, we may incur costs as we prepare contingency plans to address such risks. In addition, disruptions in transportation lines could delay our receipt of raw materials. If our supply of raw materials is disrupted or our delivery times extended, our results of operations and financial condition could be materially adversely affected. Furthermore, some of our third-party suppliers may not be able to handle commodity cost volatility or changing volumes while still performing up to our specifications. Short-term changes in the cost of these materials, some of which are subject to significant fluctuations, are sometimes, but not always passed on to our customers. Our inability to pass on material price increases to our customers could adversely impact our financial condition, operating results and cash flows.
Failure to retain or replace key personnel could hurt our operations.
Our success depends to a significant degree upon the efforts, contributions and abilities of our senior management, plant managers and other highly skilled personnel, including our sales executives. These executives and managers have many accumulated years of experience in our industry and have developed personal relationships with our customers that are important to our business. If we do not retain the services of our key personnel or if we fail to adequately plan for the succession of such individuals, our customer relationships, results of operations and financial condition may be adversely affected.
If we are unable to enforce our intellectual property rights, or if such intellectual property rights become obsolete, our competitive position could be adversely affected.
We utilize a variety of intellectual property rights in our services. We have a number of United States copyrights, patents, foreign patents, pending patent and copyright applications and other proprietary rights, including those relating to metal roofing systems, metal overhead doors, our pier and header system, our Long Bay® System and our building estimating and design system. CENTRIA also has a number of U.S. patents, including for its composite joinery apparatus. We and CENTRIA also have a number of registered trademarks and pending registrations in the United States. In addition, CENTRIA has exclusively licensed certain metal building cladding technology from Proclad Enterprises Ltd., which, under certain circumstances, may be converted to a non-exclusive license. We view this portfolio of owned and licensed process and design technologies as one of our competitive strengths. We may not be able to successfully preserve these intellectual property rights in the future and these rights could be invalidated, circumvented, or challenged.
There can be no assurance that the efforts we have taken to protect our proprietary rights will be sufficient or effective, that any pending or future patent and trademark applications will lead to issued patents and registered trademarks in all instances, that others will not develop or patent similar or superior technologies, products or services, or that our patents, trademarks and other intellectual property will not be challenged, invalidated, misappropriated or infringed by others. If we are unable to protect and maintain our intellectual property rights including those acquired from CENTRIA, or if there are any successful intellectual property challenges or infringement proceedings against us, including in connection with intellectual property of CENTRIA, our business and revenue could be materially and adversely affected.
We may also be subject to future claims and legal proceedings regarding alleged infringement by us of the patents, trademarks and other intellectual property rights of third parties. If there is a claim against us for infringement, misappropriation, misuse or other violation of third-party intellectual property rights, and we are unable to obtain sufficient rights or develop non-infringing intellectual property or otherwise alter our business practices on a timely or cost-efficient basis, our business and competitive position may be adversely affected.
We incur costs to comply with environmental laws and have liabilities for environmental investigations, cleanups and claims.
During the normal operation of our manufacturing facilities, we emit and discharge pollutants into the environment, handle and use hazardous substances, and generate and dispose of industrial wastes. We also own and operate, or have in the past owned and operated, real and leased property that has been historically used for industrial purposes. We incur costs and liabilities to comply with environmental laws and regulations that apply to our operations and properties. We may incur significant additional costs as those laws and regulations, or their enforcement, change in the future; or if we discover a release of hazardous substances, industrial wastes or other contamination into the environment, historical or otherwise, caused by our manufacturing operations or historical predecessors.
Our manufacturing facilities are subject to stringent and complex federal, state, local and tribal environmental laws and regulations. These include (i) the federal Clean Air Act and comparable state laws and regulations that impose requirements related to air emissions; (ii) the federal Clean Water Act and comparable state laws and regulations that impose requirements related to wastewater and stormwater discharges; (iii) the federal Resource Conservation and Recovery Act and comparable state laws that impose requirements for the storage, treatment, handling and disposal of industrial wastes from our facilities; and (iv) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and comparable state laws that impose liability for the investigation and cleanup of hazardous substances or industrial wastes that may have been released at properties currently or previously owned or operated by us, or at locations where we have sent industrial waste for disposal.
Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties; the imposition of investigative or remedial requirements; personal injury, property or natural resource damages claims; and the issuance of orders limiting current or future operations. For more information about the effect of environmental laws and regulations on our business, see “Item 1. Business - Environmental Matters.”
The industries in which we operate are highly competitive.
We compete with all other alternative methods of building construction, which may be viewed as more traditional, more aesthetically pleasing or having other advantages over our products. In addition, competition in the metal components and metal buildings markets of the building industry and in the metal coil coating business is intense. It is based primarily on:

•	quality;

•	service;

•	on-time delivery;

•	ability to provide added value in the design and engineering of buildings;

•	price;

•	speed of construction in buildings and components; and

•	personal relationships with customers.
We compete with a number of other manufacturers of metal components and engineered building systems and providers of coil coating services ranging from small local firms to large national firms. In addition, we and other manufacturers of metal components and engineered building systems compete with alternative methods of building construction. If these alternative building methods compete successfully against us, such competition could adversely affect us.
In addition, several of our competitors have been acquired by steel producers. Competitors owned by steel producers may have a competitive advantage on raw materials that we do not enjoy. Steel producers may prioritize deliveries of raw materials to such competitors or provide them with more favorable pricing, both of which could enable them to offer products to customers at lower prices or accelerated delivery schedules.
Our stock price has been and may continue to be volatile.
The trading price of our Common Stock has fluctuated in the past and is subject to significant fluctuations in response to the following factors, some of which are beyond our control:

•	variations in quarterly operating results;

•	deviations in our earnings from publicly disclosed forward-looking guidance;

•	variability in our revenues;

•	changes in earnings estimates by analysts;

•	our announcements of significant contracts, acquisitions, strategic partnerships or joint ventures;

•	general conditions in the metal components and engineered building systems industries;

•	uncertainty about current global economic conditions;

•	sales of our Common Stock by our significant stockholders;

•	fluctuations in stock market price and volume; and

•	other general economic conditions.
During fiscal 2018, our stock price on the NYSE ranged from a high of $23.35 per share to a low of $12.30 per share. In recent years, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price for many companies in industries similar to ours. Some of these fluctuations have been unrelated to the operating performance of the affected companies. These market fluctuations may decrease the market price of our Common Stock in the future.
Acquisitions may be unsuccessful if we incorrectly predict operating results or are unable to identify and complete future acquisitions and integrate acquired assets or businesses.
We have a history of expansion through acquisitions, and we believe that if our industry continues to consolidate, our future success may depend, in part, on our ability to successfully complete acquisitions. Growing through acquisitions and managing that growth will require us to continue to invest in operational, financial and management information systems and to attract, retain, motivate and effectively manage our employees. Pursuing and integrating acquisitions involves a number of risks, including:

•
the risk of incorrect assumptions or estimates regarding the future results of the acquired business or expected cost reductions or other synergies expected to be realized as a result of acquiring the business;

•	diversion of management’s attention from existing operations;

•	unexpected losses of key employees, customers and suppliers of the acquired business;

•	integrating the financial, technological and management standards, processes, procedures and controls of the acquired business with those of our existing operations; and

•	increasing the scope, geographic diversity and complexity of our operations.
Although the majority of our growth strategy is organic in nature, if we do pursue opportunistic acquisitions, we can provide no assurance that we will be successful in identifying or completing any acquisitions or that any businesses or assets that we are able to acquire will be successfully integrated into our existing business. We cannot predict the effect, if any, that any announcement or consummation of an acquisition would have on the trading prices of our common stock.

Acquisitions subject us to numerous risks that could adversely affect our results of operations.
If we pursue further acquisitions, depending on conditions in the acquisition market, it may be difficult or impossible for us to identify businesses or operations for acquisition, or we may not be able to make acquisitions on terms that we consider economically acceptable. Even if we are able to identify suitable acquisition opportunities, our acquisition strategy depends upon, among other things, our ability to obtain financing and, in some cases, regulatory approvals, including under the Hart-Scott-Rodino Act.
Our incurrence of additional debt, contingent liabilities and expenses in connection with any future acquisitions could have a material adverse effect on our financial condition and results of operations. Furthermore, our financial position and results of operations may fluctuate significantly from period to period based on whether significant acquisitions are completed in particular periods. Competition for acquisitions is intense and may increase the cost of, or cause us to refrain from, completing acquisitions. In addition, we may be unable to consummate any acquisition once announced and may be liable for termination fees.
Restructuring our operations may harm our profitability, financial condition and results of operations. Our ability to fully achieve the estimated cost savings is uncertain.
We have developed plans to improve cost efficiency and optimize our combined manufacturing plant footprint considering our recent acquisitions and restructuring efforts. Future charges related to the plans may harm our profitability in the periods incurred. Additionally, if we were to incur unexpected charges related to the plans, our financial condition and results of operations may suffer.
Implementation of these plans carry significant risks, including:

•	actual or perceived disruption of service or reduction in service levels to our customers;

•	failure to preserve supplier relationships and distribution, sales and other important relationships and to resolve conflicts that may arise

•	potential adverse effects on our internal control environment and an inability to preserve adequate internal controls;

•	diversion of management attention from ongoing business activities and other strategic objectives; and

•	failure to maintain employee morale and retain key employees.
Because of these and other factors, we cannot predict whether we will fully realize the cost savings from these plans. If we do not fully realize the expected cost savings from these plans, our business and results of operations may be negatively affected. Also, if we were to experience any adverse changes to our business, additional restructuring activities may be required in the future.
Volatility in energy prices may impact our operating costs, and we may be unable to pass any resulting increases to our customers in the form of higher prices for our products.
Volatility in energy prices may increase our operating costs and may reduce our profitability and cash flows if we are unable to pass any resulting increases to our customers. We use energy in the manufacture and transport of our products. In particular, our manufacturing plants use considerable amounts of electricity and natural gas. Consequently, our operating costs typically increase if energy costs rise. During periods of higher energy costs, we may not be able to recover our operating cost increases through price increases without reducing demand for our products. To the extent we are not able to recover these cost increases through price increases or otherwise, our profitability and cash flow will be adversely impacted. We partially hedge our exposure to higher prices via fixed forward positions.
The adoption of climate change legislation or regulations restricting emissions of greenhouse gases could increase our operating costs or reduce demand for our products.
More stringent laws and regulations relating to climate change and greenhouse gases, or GHGs, may be adopted in the future and could impact our facilities, raw material suppliers, the transportation and distribution of our products, and our customers, which could cause us to incur additional operating costs or reduced demand for our products.
On December 15, 2009, the federal Environmental Protection Agency, or EPA, published its findings that emissions of carbon dioxide, methane, and other GHGs present an endangerment to public health, the economy and the environment because emissions of such gases, according to the EPA, contribute to the warming of the earth’s atmosphere and other climate changes. These findings allowed the EPA to adopt and implement regulations and permit programs that would restrict emissions of GHGs under existing provisions of the federal CAA.
Although it is not possible to accurately predict how new GHG rules and policy would impact our business, any new federal, regional or state restrictions on emissions of carbon dioxide or other GHGs that may be imposed in areas where we conduct business could result in increased compliance costs or additional operating restrictions. Such restrictions could potentially make our products more expensive and reduce their demand.
Breaches of our information system security measures could disrupt our internal operations.
We are dependent upon information technology for the distribution of information internally and also to our customers and suppliers. This information technology is subject to theft, damage or interruption from a variety of sources, including but not limited to malicious computer viruses, security breaches and defects in design. Various measures have been implemented to manage our risks related to information system and network disruptions, but a system failure or breach of these measures could negatively impact our operations and financial results.
Damage to our computer infrastructure and software systems could harm our business.
The unavailability of any of our primary information management systems for any significant period of time could have an adverse effect on our operations. In particular, our ability to deliver products to our customers when needed, collect our receivables and manage inventory levels successfully largely depend on the efficient operation of our computer hardware and software systems. Through information management systems, we provide inventory availability to our sales and operating personnel, improve customer service through better order and product reference data and monitor operating results. Difficulties associated with upgrades, installations of major software or hardware, and integration with new systems could lead to business interruptions that could harm our reputation, increase our operating costs and decrease our profitability. In addition, these systems are vulnerable to, among other things, damage or interruption from power loss, computer system and network failures, loss of telecommunications services, operator negligence, physical and electronic loss of data, or security breaches and computer viruses.
We have contracted with third-party service providers that provide us with redundant data center services in the event that our major information management systems are damaged. The backup data centers and other protective measures we take could prove to be inadequate. Our inability to restore data completely and accurately could lead to inaccurate and/or untimely filings of our periodic reports with the SEC, tax filings with the Internal Revenue Service (“IRS”) or other required filings, all of which could have a significant negative impact on our corporate reputation and could negatively impact our stock price or result in fines or penalties that could impact our financial results.
Our enterprise resource planning technologies will require maintenance or replacement in order to allow us to continue to operate and manage critical aspects of our business.
We rely heavily on enterprise resource planning technologies (“ERP Systems”) from third parties in order to operate and manage critical internal functions of our business, including accounting, order management, procurement, and transactional entry and approval. Certain of our ERP Systems are no longer supported by their vendor, are reaching the end of their useful life or are in need of significant updates to adequately perform the functions we require. We have limited access to support for older software versions and may be unable to repair the hardware required to run certain ERP Systems on a timely basis due to the unavailability of replacement parts. In addition, we face operational vulnerabilities due to limited access to software patches and software updates on any software that is no longer supported by their vendor. We are planning hardware and software upgrades to our ERP Systems and are in discussions with third-party vendors regarding system updates.
If our ERP Systems become unavailable due to extended outages or interruptions, or because they are no longer available on commercially reasonable terms, our operational efficiency could be harmed and we may face increased replacement costs. We may also face extended recovery time in the event of a system failure due to lack of resources to troubleshoot and resolve such issues. Our ability to manage our operations could be interrupted and our order management processes and customer support functions could be impaired until equivalent services are identified, obtained and implemented on commercially reasonable terms, all of which could adversely affect our business, results of operations and financial condition.
Our operations are subject to hazards that may cause personal injury or property damage, thereby subjecting us to liabilities and possible losses, which may not be covered by insurance.
Our workers are subject to the usual hazards associated with work in manufacturing environments. Operating hazards can cause personal injury and loss of life, as well as damage to or destruction of business personal property, and possible environmental impairment. We are subject to either deductible or self-insured retention (SIR) amounts, per claim or occurrence, under our Property/Casualty insurance programs, as well as an individual stop-loss limit per claim under our group medical insurance plan. We maintain insurance coverage to transfer risk, with aggregate and per-occurrence limits and deductible or retention levels that we believe are consistent with industry practice. The transfer of risk through insurance cannot guarantee that coverage will be available for every loss or liability that we may incur in our operations.
Exposures that could create insured (or uninsured) liabilities are difficult to assess and quantify due to unknown factors, including but not limited to injury frequency and severity, natural disasters, terrorism threats, third-party liability, and claims that are incurred but not reported (“IBNR”). Although we engage third-party actuarial professionals to assist us in determining our probable future loss exposure, it is possible that claims or costs could exceed our estimates or our insurance limits, or could be uninsurable. In such instances we might be required to use working capital to satisfy these losses rather than to maintain or expand our operations, which could materially and adversely affect our operating results and our financial condition.
Due to the international nature of our business, we could be adversely affected by violations of certain laws.
In addition to the United States, we operate our business in Canada and Mexico and make sales in certain other jurisdictions. The policies of our business mandate compliance with certain U.S. and international laws, such as import/export laws and regulations, anti-boycott laws, economic sanctions, laws and regulations, the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws. We operate in parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. We cannot provide assurance that our internal controls and procedures will always prevent reckless or criminal acts by our employees or agents, or that the operations of acquired businesses will have been conducted in accordance with our policies and applicable regulations. If we are found to be liable for violations of these laws (either due to our own acts, out of inadvertence or due to the acts or inadvertence of others), we could suffer criminal or civil penalties or other sanctions, including limitations on our ability to conduct our business, which could have a material and adverse effect on our results of operations, financial condition and cash flows.
Recently enacted tariffs on steel imports could result in increased steel prices and adversely affect our results of operations.
In 2018, the Trump administration implemented new tariffs on imports of steel into the United States. As the implementation of tariffs is ongoing, more tariffs may be added in the future. The new tariffs may provide domestic steel producers the flexibility to increase their prices, at least to a level where their products would still be priced below foreign competitors once the tariffs are taken into account. The new tariffs could result in both increased steel prices and a decreased available supply of steel. We may not be able to pass such price increases on to our customers and may not be able to secure adequate alternative sources of steel on a timely basis. Either of these occurrences could adversely affect our results of operations and financial condition.
Risks related to the Ply Gem business
On November 16, 2018, the date we consummated the Merger, the businesses and operations of Ply Gem became part of our operations and will be reflected in our consolidated financial results from that day forward. The businesses of Ply Gem and NCI are subject to substantially similar risks and uncertainties and, as a result, Ply Gem’s businesses are and will be subject to many of the risks described above. For additional information about risks related to Ply Gem’s business, see “Other Risk Factors of Ply Gem” set forth in the Company’s Proxy Statement relating to the Special Shareholder Meeting, filed with the SEC on October 17, 2018.
Risks related to the Merger
Combining the businesses of NCI and Ply Gem may be more difficult, costly and time-consuming than expected, which may adversely affect the Company’s results and negatively affect the value of NCI common stock.
The Company’s Management is in the process of integrating NCI’s and Ply Gem’s respective businesses. The combination of two independent businesses is a complex, costly and time-consuming process and the Company’s management may face significant challenges in implementing such integration, many of which may be beyond the control of management, including, without limitation:

•
latent impacts resulting from the diversion of NCI’s and Ply Gem’s respective management teams’ attention from ongoing business concerns as a result of the devotion of management’s attention to the Merger and performance shortfalls at one or both of the companies;

•	ongoing diversion of the attention of management from the operation of the Company’s business as a result of the intended business separations;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	unanticipated issues in integrating accounting, information technology, communications programs, financial procedures and operations, and other systems, procedures and policies;

•	difficulties in managing a larger surviving corporation, addressing differences in business culture and retaining key personnel;

•	unanticipated changes in applicable laws and regulations;

•	coordinating geographically separate organizations; and

•	unforeseen expenses or delays associated with the Merger.

Some of these factors will be outside of the control of the Company, and any one of them could result in increased costs and diversion of management’s time and energy, as well as decreases in the amount of expected revenue that could materially impact the business, financial conditions and results of operations of the combined business. The integration process and other disruptions resulting from the Merger may also adversely affect the Company’s relationships with employees, suppliers, customers, distributors, licensors and others with whom NCI and Ply Gem have business or other dealings, and difficulties in integrating the businesses of NCI and Ply Gem could harm the reputation of the Company.
If the Company is not able to successfully combine the businesses of NCI and Ply Gem in an efficient, cost-effective and timely manner, the anticipated benefits and cost savings of the Merger may not be realized fully, or at all, or may take longer to realize than expected, and the value of NCI Common Stock, the revenues, levels of expenses and results of operations may be affected adversely. If the Company is not able to adequately address integration challenges, the Company may be unable to successfully integrate NCI’s and Ply Gem’s operations or realize the anticipated benefits of the Merger.
In connection with the Merger, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could negatively affect our business, assets, liabilities, prospects, outlook, financial condition and results of operations.
Although Ply Gem and the Company have conducted extensive due diligence on each other in connection with the Merger, we cannot assure that this diligence revealed all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our control will not later arise. Unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Further, as a result of the Merger, purchase accounting, and the proposed operation of the Company, as the surviving corporation going forward, we may be required to take write-offs or write-downs, restructuring and impairment or other charges. As a result, we may be forced to write-down or write-off assets, restructure its operations, or incur impairment or other charges that could negatively affect our business, assets, liabilities, prospects, outlook, financial condition and results of operations.
Pursuant to the Merger Agreement, we entered into a stockholders agreement with each of the Investors pursuant to which the CD&R Investors will have substantial governance and other rights setting forth certain terms and conditions regarding the ownership of the CD&R Investors’ shares of NCI Common Stock.
Pursuant to the terms of the Merger Agreement, on November 16, 2018, the Company entered into the New Stockholders Agreement with each of the Investors.
Pursuant to the New Stockholders Agreement, among other matters, the CD&R Investor Group is entitled to nominate for election, fill vacancies and appoint five out of twelve initial members of NCI’s board of directors and, thereafter, so long as the CD&R Investor Group beneficially owns at least 7.5% of the outstanding shares of NCI Common Stock, to nominate for election, fill vacancies and appoint replacements for a number of Board members in proportion to the CD&R Investor Group’s percentage beneficial ownership of outstanding NCI Common Stock, but never to exceed one less than the number of independent, non-CD&R-affiliated directors serving on the Board. The New Stockholders Agreement contains voting agreements between the Company and each of the Investors, including the requirement that each Investor shall vote all of the shares of Common Stock that it beneficially owns (a) in favor of all director nominees, other than CD&R Investor Nominees or director nominees proposed by a Golden Gate Investor, nominated by the Board for election by the stockholders of the Company in accordance with the terms of the New Stockholders Agreement and the Sixth Amended and Restated By-laws of the Company, (b) as recommended by the Board, on any and all (i) proposals relating to or concerning compensation or equity incentives for directors, officers or employees of the Company adopted in the ordinary course of business consistent with past practice, (ii) proposals by stockholders of the Company, other than a proposal by a CD&R Investor or a Golden Gate Investor, and (iii) proposals the subject matter of which is a CD&R Investor Consent Action (as defined in the New Stockholders Agreement), provided that, in respect of clauses (i) and (iii) only, that the Board’s recommendation is consistent with the CD&R Investor Group’s exercise of its consent rights provided in the New Stockholders Agreement, and (c) not in favor of any transaction constituting, or that would result in, a Change of Control (as defined in the New Stockholders Agreement) that has not been approved by a majority of the Independent Non-CD&R Investor Directors (as defined in the New Stockholders Agreement), if the per share consideration to be received by any CD&R Investor or Golden Gate Investor in connection with such transaction is not equal to, and in the same form as, the per-share consideration to be received by the shareholders not affiliated with the Investors.
The CD&R Investor Group collectively owns approximately 49.6% of the outstanding NCI common stock as of November 16, 2018. As a significant stockholder, the CD&R Investors could significantly influence the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to NCI’s certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. Their influence over NCI may have the effect of delaying or preventing a change of control or may adversely affect the voting and other rights of other stockholders.

Transactions engaged in by the CD&R Investors, the Golden Gate Investors or our directors or executives involving our Common Stock may have an adverse effect on the price of our stock.
Pursuant to the terms of the New Registration Rights Agreement, the Company granted the Investors customary demand and piggyback registration rights, including rights to demand registrations and underwritten shelf registration statement offerings with respect to the shares of NCI Common Stock that are held by the Investors following the consummation of the Merger.
On April 8, 2016, the SEC declared effective our shelf registration statement on Form S-3 which registered the resale of the shares of our Common Stock held by the CD&R Fund VIII Investor Group. Pursuant to the New Registration Rights Agreement, the Company is required to use its reasonable best efforts to file a registration statement on Form S-3 or any comparable or successor form or forms or any similar short-form registration statement prior to February 14, 2019 with respect to the Golden Gate Investors. At any time after May 16, 2020, CD&R Pisces may request in writing that the Company effect the registration under and in accordance with the provisions of the Securities Act of 1933, all or any part of the shares of NCI Common Stock that CD&R Pisces beneficially owns.
Upon the consummation of the Merger, as of November 16, 2018, the CD&R Fund VIII Investor Group, CD&R Pisces and the Golden Gate Investor Group each owned approximately 18.3%, 31.3% and 13.4%, respectively, of the issued and outstanding NCI Common Stock.
Future sales of our shares by these stockholders could have the effect of lowering our stock price. The perceived risk associated with the possible sale of a large number of shares by these stockholders could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock by our directors or officers could cause other institutions or individuals to engage in short sales of our Common Stock, which may further cause the price of our stock to decline.
From time to time our directors, executive officers, or any of the Investors may sell shares of our Common Stock on the open market or otherwise, for a variety of reasons, which may be related or unrelated to the performance of our business. These sales will be publicly disclosed in filings made with the SEC. Our stockholders may perceive these sales as a reflection on management’s view of the business which may result in a drop in the price of our stock or cause some stockholders to sell their shares of our Common Stock.
Risks related to our indebtedness
We have substantial debt and may incur substantial additional debt, which could adversely affect our financial health, reduce our profitability, limit our ability to obtain financing in the future and pursue certain business opportunities and make payments on our indebtedness.
We have substantial indebtedness. As of October 28, 2018, we had total indebtedness of approximately $412.9 million. Following the consummation of the Merger, on November 16, 2018 we had total indebtedness of approximately $3.2 billion.
The amount of our debt or other similar obligations could have important consequences for us, including, but not limited to:

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

•
our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes and our ability to satisfy our obligations with respect to our outstanding indebtedness may be impaired in the future;

•	we are exposed to the risk of increased interest rates because a portion of our borrowings is at variable rates of interest;

•
we may be at a competitive disadvantage compared to our competitors with less debt or with comparable debt at more favorable interest rates and that, as a result, may be better positioned to withstand economic downturns;

•	our ability to refinance indebtedness may be limited or the associated costs may increase;

•	our ability to engage in acquisitions without raising additional equity or obtaining additional debt financing may be impaired in the future;

•	it may be more difficult for us to satisfy our obligations to our creditors, resulting in possible defaults on and acceleration of such indebtedness;

•	we may be more vulnerable to general adverse economic and industry conditions; and

•
our flexibility to adjust to changing market conditions and our ability to withstand competitive pressures could be limited, or we may be prevented from making capital investments that are necessary or important to our operations in general, growth strategy and efforts to improve operating margins of our business units.

If we cannot service our debt, we will be forced to take actions such as reducing or delaying acquisitions and/or capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We can give you no assurance that we can do any of these things on satisfactory terms or at all.
The Current Indenture, the Current Cash Flow Credit Agreement and the Current ABL Credit Agreement contain restrictions and limitations that could significantly impact our ability and the ability of most of our subsidiaries to engage in certain business and financial transactions.
Current Indenture
The Current Indenture (as defined in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations) contains restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends, redeem stock or make other distributions in respect of capital stock;

•	repurchase, prepay or redeem subordinated indebtedness;

•	make investments;

•	create liens;

•	transfer or sell assets;

•	create restrictions on the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.
Current Cash Flow Credit Agreement and Current ABL Credit Agreement
The Current Cash Flow Credit Agreement and the Current ABL Credit Agreement (each as defined in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations) contain a number of covenants that limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends, redeem stock or make other distributions in respect of capital stock;

•	repurchase, prepay or redeem the 8.00% Senior Notes (as defined in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations) and subordinated indebtedness;

•	make investments;

•	incur additional liens;

•	transfer or sell assets;

•	create restrictions on the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers;

•	make negative pledges;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.
In addition, the Current Cash Flow Revolver (as defined in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations) will under certain circumstances require us to maintain a maximum total secured leverage ratio, and the Current ABL Facility (as defined in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations) will under certain circumstances require us to maintain a minimum consolidated fixed charge coverage ratio. The Current ABL Credit Agreement will also contain other covenants customary for asset-based facilities of this nature. Our ability to borrow additional amounts under the Current Cash Flow Revolver and the Current ABL Facility depends upon satisfaction of these covenants. Events beyond our control can affect our ability to meet these covenants.

We are required to make mandatory pre-payments under the Current Cash Flow Credit Agreement and the Current ABL Credit Agreement upon the occurrence of certain events, including the sale of assets and the issuance of debt, in each case subject to certain limitations and conditions set forth in the Current Cash Flow Credit Agreement and the Current ABL Credit Agreement.
In addition, under certain circumstances and subject to the limitations set forth in the Current Cash Flow Credit Agreement, the Current Term Loan Facility (as defined in Item 7. Management’s Discussion and Analysis of Financial Condition and Result of Operations) may require us to make prepayments of the term loans to the extent we generate excess positive cash flow each fiscal year, beginning with the fiscal year ending December 31, 2019.
Any future financing arrangements entered into by us may also contain similar covenants and restrictions. As a result of these covenants and restrictions, we may be limited in our ability to plan for or react to market conditions or to meet extraordinary capital needs or otherwise could restrict our activities. These covenants and restrictions could also adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that would be in our interest.
Our failure to comply with obligations under the Current Cash Flow Credit Agreement, the Current ABL Credit Agreement or the Current Indenture, as well as others contained in any future debt instruments from time to time, may result in an event of default under the Current Cash Flow Credit Agreement, the Current ABL Credit Agreement or the Current Indenture, as applicable. A default, if not cured or waived, may permit acceleration of our indebtedness. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all. If we are forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, our business, results of operations, financial condition and cash flows could be adversely affected.
Despite our indebtedness levels, we and our subsidiaries may be able to incur substantially more indebtedness, which may increase the risks to our financial condition created by our substantial indebtedness.
The terms of the Current Cash Flow Credit Agreement, the Current ABL Credit Agreement and the Current Indenture provide us and our subsidiaries with the flexibility to incur a substantial amount of indebtedness in the future, which indebtedness may be secured or unsecured. As of October 28, 2018, we had total indebtedness of approximately $412.9 million. Following the consummation of the Merger, on November 16, 2018 we had total indebtedness of approximately $3.2 billion. In particular, if we or our subsidiaries are in compliance with certain incurrence ratios set forth in the Current Cash Flow Credit Agreement, the Current ABL Credit Facility and the Current Indenture, we may be able to incur substantial additional indebtedness. Any such incurrence of additional indebtedness may increase the risks created by our current substantial indebtedness. As of October 28, 2018, we were able to borrow up to approximately $141.0 million under the Pre-merger ABL Credit Facility. All of these borrowings under the Pre-merger ABL Credit Facility would be secured. At November 16, 2018, following the consummation of the Merger, there were no amounts drawn on the Current Cash Flow Revolver or the Current ABL Credit Facility.
An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability, decrease our liquidity and impact our solvency.
To the extent LIBOR exceeds 0.00%, our indebtedness under the Current Cash Flow Facilities (as defined in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations) and the Current ABL facility will bear interest at variable rates, and our future indebtedness may bear interest at variable rates. As a result, increases in interest rates could increase the cost of servicing such debt and materially reduce our profitability and cash flows. As of November 16, 2018, assuming all Current ABL Facility revolving loans were fully drawn, each one percent change in interest rates would result in approximately a $31.7 million million change in annual interest expense on the Current Term Loan Facility and the Current ABL Facility. The impact of such an increase would be more significant for us than it would be for some other companies because of our substantial debt.